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                                                                   EXHIBIT 10.37


                          DIRECTOR COMPENSATION POLICY

         The Human Resources Committee reviews and recommends the compensation for directors. During 2002 each of the directors who was not employed by the Company received an annual Board retainer of $30,000, an annual committee retainer for each committee on which the director served of $5,000 ($6,000 for chairpersons) and a fee of $1,500 for each special Board meeting attended and $1,000 for each special committee meeting attended. The Human Resources Committee changed the compensation for directors for 2003 so that during 2003 each of the directors who is not employed by the Company will receive an annual Board retainer of $30,000, an annual retainer for service on the audit committee of $10,000 ($15,000 for chairpersons) and an annual retainer for service on any other committee of $7,500 ($12,500 for chairpersons). No additional fees will be paid for special meetings. Subject to stockholder approval of the Company's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board. Three of the directors have elected to participate in this deferred compensation plan, subject to stockholder approval of this plan.

         In addition, non-employee directors receive a grant of a non-qualified stock option to purchase 10,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan upon their election to the Board, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable in four equal annual installments. During 2002 each of the directors who was not employed by the Company received an annual grant of a non-qualified stock option to purchase 7,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise price equal to the closing price on the date prior to the date of the grant, which is immediately exercisable. During 2003 each of the directors who is not employed by the Company will receive an annual grant of a non-qualified stock option to purchase 5,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable on the first anniversary of the grant.

         Directors who are employed by the Company do not receive compensation for their service as directors. All directors are reimbursed for expenses incurred in attending meetings.